EXHIBIT 99.2

American Eagle Outfitters, Inc.

Third Quarter 2011

Conference Call Transcript dated November 30, 2011

Operator: Greetings and welcome to the American Eagle third quarter 2011 earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Ms. Judy Meehan, Vice President of Investor Relations. Thank you, Ms. Meehan, you may begin.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Good morning everyone. Joining me today are Jim O’Donnell, Chief Executive Officer, Roger Markfield, Vice Chairman and Executive Creative Director and Joan Hilson, Executive Vice President, Chief Financial Officer. If you need a copy of our third quarter press release it is available on our website AE.com. Before we begin today’s call, I need to remind you that during this conference call we will make certain forward-looking statements based upon information which represents the Company’s current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC. Now, I’d like to turn the call over to Jim.

Jim O’Donnell- American Eagle Outfitters Inc- CEO: Thanks, Judy. Good morning everyone. Today I will begin with an overview of our third quarter results including an update on each of the brands as well as AEO Direct. Next I’ll turn it over to Roger for a perspective on design, merchandising and marketing. And before we move on to Q&A, Joan will provide additional details on the third quarter and discuss our outlook.

In the quarter consolidated sales increased 11% reaching a record sales level for the third quarter and comparable store sales rose 5%. EPS of $0.27 was at the high end of our guidance. We made meaningful progress in several major areas of our business. Merchandise improvements, combined with powerful promotions during peak shopping periods led to strong sales results. Our inventory investments in key items were spot on, enabling us to capitalize on traffic and maximize sales. This resulted in record conversion rates and double-digit unit sales growth.

Importantly, we continued to see a positive customer response to both strong value and on-trend fashion assortments. Strong sales growth enabled us to overcome significant pressure from higher cotton costs and resulted in a slight decline in gross profit of just 1%. As anticipated, cotton prices will continue to affect merchandise profit in the fourth quarter and it will be well into the spring season before we start to see a correction. However, we do expect to benefit from lower cotton costs beginning the second half of 2012.

Looking forward, each brand has a critical role to play in our growth. Through our portfolio of brands we are reaching targeted markets. Additionally, we are leveraging our multi-channel platform with technology to build awareness, loyalty and most importantly, commerce. Beginning with AE, we are set to build on current momentum. We will capitalize on the popularity of our brand and continue to offer compelling promotions that truly wow our customers. As we did this quarter, our priority is to deliver on trend key items supported by the right inventory to drive our business and increase market share. We will design and source into items that offer compelling day in and day out value. As we look forward, the primary source for the AE brand include, first, maintain and build our leadership in bottoms categories. Two, build on our current momentum in tops. And three, continue to refine and expand accessories.

Now moving on to Aerie. Our goal over the next few years is to become a recognized force in the intimates business. There’s a significant market opportunity as demonstrated by our third quarter performance. The launch of the Drew bra, along with Aerie’s first ever campaign was an outstanding success. We experienced double-digit increases in bra sales and a substantial lift to store and online traffic. The launch event served to introduce new customers to the brand and reinvigorated existing customer excitement. We achieved an 8%

comp overall with improved operating margins compared to last year. I remain very pleased with the progress and continue to view Aerie as a unique and exciting new brand opportunity.

On to kids. 77kids posted positive sales results during the third quarter, particularly in our well developed online business. We remain very pleased with the progress to date with developing strength in key items. Adding 77kids to our Times Square flagship store is really building brand awareness as well as providing key insights into our international kids customer. We will continue to evolve the assortments, focus on innovation, both online and in the stores, to build brand awareness and grow a strong customer base.

Next, an update on AEO Direct. With high operating margins and strong sales, Direct is one of our most promising growth vehicles. The online business is an extension of all of our brands. We offer expanded assortments, category shops and showcase outfitting with complete lifestyle. The online shop enables us to pulse customers’ preferences, fashion trends as well as promotional messages. As we look forward, the opportunity to build on current offerings and extend brand loyalty by leveraging mobile technology and social media outlets is really exciting. We are also reaching to new international customers with country focused capabilities such as currency conversion and translation.

I’d like to say a word on technology beyond our online business. One of the most rapidly growing new technologies is mobile. Our new AE app adds greater functionality and importantly drives customers to the stores with rewards tied to in-store activities. Additionally, customers can easily place online orders, put outfits together and grab additional information. It’s highly functional and fully integrated with our loyalty program and promotional offerings. The AE app also features full integration with social media sites and we’ve seen mobile sales more than triple over the last year and we expect rapid growth to continue. We are committed to being at the forefront with new technologies and will continue to work with a variety of partners and proprietary tools. The Shopkick rewards app is a great example and has generated positive traffic and transaction growth. Exciting new technologies include Google Wallet which brings ease of online checkout to our stores. We were one of the launch partners for both of these new technologies.

Moving on to international. We ship to 77 countries through our website with Italy being the most recent addition. And under our franchise business model, we are currently operating 17 locations in 9 countries. And our plan is to open approximately 20 international stores next year including our entrance into Japan and Israel. We’re extremely pleased with the demand for AE globally and we will continue to pursue opportunities in new markets. I’m encouraged by the momentum in our business as well as the results of our work to drive growth and improve overall performance. We have three strong brands, a premium store fleet, a leading edge online business, and well-placed resources in technology and international expansion. Looking ahead, I’m pleased to welcome Robert Hanson to our Company and I look forward to watching AEO’s continued success. Now I’ll turn it over to Roger.

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: Thanks, Jim. Good morning everyone. Overall I’m pleased with our third quarter results, as we continue to face a sluggish economy and significant pressure from higher cotton costs. As we reviewed on our last conference call, we invested in core categories to accelerate our business by offering strategic and targeted promotions. We said we were going on the offense and we did just that. We started the season with positive sales and saw an acceleration with our Labor Day sale event which drove strong traffic, double-digit volume growth and record conversion rates. Our inventory investment provided the fuel to capitalize on traffic during peak periods.

The back-to-school assortment was well-received. Denim continued to deliver, particularly in women’s, with strong positive comps even while facing significant competitive pressures. Denim achieved a high single digit comp increase through a combination of new styles and strong demand for our heritage jeans. In fact, we gained market share in denim according to NPD data and remain the number one leading specialty store denim brand for the 15 to 25-year-old. We’re not stopping here, as we continue to see denim as a powerful future growth category. Other areas of strength included men’s and women’s knit tops and women’s accessories with key items delivering extremely robust unit sales increases.

We are extremely pleased to see our momentum continue into holiday. Unit sales were strong, fueled by investments in key categories. We stand for denim in a major way, yet see the additional opportunity across bottoms. In tops we are building on strength in men’s core basics and fueling women’s with trend-right fashion silhouettes, new fabrics and the right balance of core and fashion basics. Finally, our accessory shops give customers exciting newness and more ways to express personal style. For holiday, accessories have taken on an even more important role in the store, creating the gift destination for our customers. Our new personal care launch for holiday is also performing well and adding an exciting element to holiday gifting.

On the marketing front we are driving a renewed focus on customer connections. A recent example was our social media photo contest. AE BestShot which garnered over 0.5 million participants. Our marketing priorities include delivering a 360-degree marketing approach to achieve greater awareness of our pricing strategies and highlight key categories in a brand-right way. Moving forward, we have an opportunity to improve the shopping experience by creating greater energy and excitement in our stores. We are showcasing the AE brand in new and exciting ways, with greater emphasis on outfitting ideas, highlighting denim, fashion tops, and using accessories as a way to make each look special.

Now regarding Aerie, based on the success of our fall advertising initiative, we will invest in additional campaigns in the future. The Aerie brand will drive growth through ongoing focus on its core intimate business including frequent newness in bras, undies and fitness. Carefully selected apparel and accessories will round out the assortment and complete the Aerie lifestyle. As you probably hear from my voice I am excited. It’s my favorite time of the year and the teams are ready to rock. In fact, they’re rocking. Our process is working well and the teams are aligned and working in sync. We look forward to sharing further progress in the future. Now let me turn the call over to Joan.

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: Thanks, Roger, and good morning everyone. Our third quarter performance demonstrated the strength of our brands and the benefit of many improvements we’ve made over the past several years in merchandising, expense controls, and new technologies to support top line growth and operate more efficiently. Sales were fueled by our promotional activity, targeted inventory investments and overall improved assortment. Strong sales enabled us to offset the pressure from higher cotton costs. For the quarter, we achieved operating income of $83 million versus $91 million last year. Total third quarter sales of $832 million increased 11%, and comparable store sales increased 5%, compared to a 1% increase last year.

We were pleased to see continued improvement at both AE and Aerie this quarter. AE brand comps increased 5% for women’s and 6% for men’s. Aerie comps increased 8%, and AEO Direct achieved record sales rising 21%, driven by higher traffic and conversion. Including our Direct business, consolidated comps increased 7%. Looking at the third quarter metrics we saw a strong customer reaction to our promotions and improved merchandise. Transactions grew 9% fueled by higher traffic and conversion. While the AUR declined in the low single digits as a result of promotional offerings, the transaction value was down only slightly due to strong unit selling. Consistent with our plan, the number of units sold increased in the low double digits.

Now moving on to margins. As we indicated on our last conference call, our strategy was to mitigate the significant pressure from higher cotton costs by driving top line sales and to leverage fixed costs. Our results were in line with our plan and expectations. Gross profit of $309 million declined 1%, as a rate to sales was down 450 basis points, driven by 11% sales increase. BOW leveraged by 30 basis points.

Turning now to operating expense. SG&A improved 170 basis points as a rate to sales. We continued to achieve savings across most operating items. The dollar increase resulted from strong sales, new store openings, and our planned investment in advertising. Looking ahead, we continue to expect full year SG&A growth in the range of 2% to 3%.

Turning to the balance sheet. As we indicated last quarter, we are investing in a key item strategy to expand market share and underscore our strong value offering. The quarter end inventory position supports that initiative. As expected, ending inventory at cost per foot increased 35% with a portion of the increase related to higher costs. Additionally, ending units per foot were up 20% with about half of the increase related to our accessory expansion to 400 shop in shops. Fourth quarter inventory is planned similar to the third quarter to support key holiday shopping periods. As we transition into next year, we expect the increase to moderate compared to the back half of 2011. CapEx for the third quarter totaled $31 million, compared to $26 million last year. For the year, we expect CapEx to be approximately $100 million, which includes the holiday accessory expansion. We ended the third quarter with cash and investments of $482 million, after repurchasing 1.4 million shares for a total of $15 million.

Now let me review our outlook. We are pleased with quarter-to-date sales trends and especially with business over Thanksgiving weekend which was very strong and exceeded our plan. Sales metrics were positive across the board including average unit retail price. We achieved outstanding unit sales growth reflecting a positive customer response to our holiday assortment and planned promotions, supported by our inventory investment. Regarding our fourth quarter outlook, we expect EPS to be in the range of $0.40 to $0.44. Our guidance assumes sales momentum continues, especially during peak holiday shopping periods. Additionally, we expect margin pressure related to higher cotton costs and our planned promotional strategy. Now I’ll turn the call back to Judy.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Thanks, Joan. Now we’ll move on to questions and answers. So that more participants can ask a question today, please limit your time in queue. Louis?

Operator: Thank you. We will now be conducting a question-and-answer session. (Operator Instructions) Kimberly Greenberger, Morgan Stanley.

Kimberly Greenberger- Morgan Stanley- Analyst: Thank you. Good morning. I was wondering if, Joan, you could look at the basis point decline in merchandise margin and help us understand which piece of it was driven by higher costs and which piece of it was driven by higher mark downs.

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: Kimberly, the change in gross margin rate is half related to the product cost increase and about half of it related to the promotional strategy that was successful during the quarter.

Kimberly Greenberger- Morgan Stanley- Analyst: Okay. Great. And any way we could understand the magnitude of the moderate in the inventory growth rate into next year? Are there some dimensions you could put around that to help us understand?

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: What I would tell you Kimberly is that as we transition into the first quarter you will see the unit position come down about half and the cost as a result of continued product cost increase, that will not moderate until the back half of the year.

Kimberly Greenberger- Morgan Stanley- Analyst: Okay.

Operator: Tom Filandro, SIG.

Tom Filandro- Susquehanna Financial Group / SIG- Analyst: Hi, guys, thanks. Good quarter. On accessories, can you provide some commentary maybe on the successes there as well as any misses? And how should we think about the positioning from both the merchandising standpoint and an inventory standpoint for the fourth quarter and if I could just also — I don’t know if you guys said this, I may have missed it. Did you provide how accessories impacted performance in the third quarter? Thank you.

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: Tom, we’re really pleased on the feminine side of the accessory business. It kind of distinguishes us. It gives us a help on the units per transaction and it makes — as I said before — the store much more exciting. It allows us to accessorize a complete vertical lifestyle unlike most of our competitors.

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: With respect to the inventory, Tom, on accessories, about half of the unit increase related to the accessory expansion.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Next question, Louis.

Operator: Janet Kloppenburg, Jacobs, Jenner and Kent.

Janet Kloppenburg- JJK Research- Analyst: Hi, everybody. Good progress. Roger, I think you guys have talked about the fact that your business trends improved in October, up from the beginning of the back-to-school period. I’m wondering if you could outline for us the product attributes of the product categories that drove that improvement and what categories you look to improve here in the holiday period as well. And secondly, I’m just wondering if in your guidance you contemplated the fact that you may have pulled forward some business because your promotional strategy was so much more aggressive this year versus last. Thanks so much.

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: Well, we’re really pleased, pretty much across the board we were relatively strong, but obviously the ability to grow the denim business on top of the levels of where we are, we just feel terrific about that and it’s hard for me to walk down the street and not see our signature back pocket on every other girl that’s walking, whatever city I happen to be in. But the real nice thing was the knit business both in men’s and in women’s really took off. We really have solved to the issue of women’s knits and the men’s knit business is very powerful for us.

Janet Kloppenburg- JJK Research- Analyst: Could that improve as we move into the spring, Roger.

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: When I leave, I have a Board meeting after this and then I’m on my way to Pittsburgh to sign off on the spring set. I have Fred in here with me who was in charge of setting it up and he tells me it looks spectacular but I haven’t seen it myself.

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: And Janet, with respect to the guidance, yes, we did contemplate the fact that some of the volume would have pulled forward into the powerful Thanksgiving weekend and we also considered the fact that there will be a lull post Thanksgiving and shopping again peaking closer into the Christmas holiday and certainly post Christmas.

Operator: Michelle Tan, Goldman Sachs.

Michelle Tan- Goldman Sachs- Analyst: Great. Thanks. Hey, guys. I was wondering about two things. I guess as you look at the assortment against some of the issues that you experienced at holiday last year. Roger, can you kind of talk about what the biggest opportunities you see from an overarching merchandising perspective are against some of the challenges you had last year. And then I was wondering if there’s any — if you guys can be any more specific about the kind of momentum you saw so far in November?

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: Sure. Michelle, last year we were not quite ready yet, didn’t have the teams in place, the process was being fine-tuned and as we came through last holiday, we were very disappointed in the performance in the month of December. And most of it, quite frankly, as I said was self-inflicted. We did a great hindsight. We knew what those errors were. We then had the right people in place. We had the marketing under our control and directing it instead of it controlling us. And we were at the mercy last year of the competition. We didn’t have the inventory to drive this brand, which is the most powerful brand out there in the 15 to 25-year-old space. We were short of inventory well over $40 million on the men’s side of the business. This year we have that inventory. We have it in the key items and those items are performing for us. Joan, you want to take the second part?

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: What’s important about the November momentum and the Thanksgiving weekend is that we’ve been running positive through prior to the Thanksgiving weekend and the promotional cadence which began on Wednesday was very strong. And our unit sales in fact exceeded the unit inventory position that we came into the fourth quarter. It’s very strong momentum which makes us feel very good about the content of our inventory and the promotional plans that we have on deck for the balance of the quarter.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Okay, Louis, we’re ready for the next question.

Operator: Jeff Black, Citigroup.

Jeff Black- Citigroup- Analyst: Yes, thanks. Joan, talking about the key item strategy, do we see — I know we’re not talking about 2012 specifically yet, but looking at next year do we see any refinement to that strategy? What kind of merchandise margin pressure should we expect from the strategy, given the higher level of promotions associated? And really the question is just looking at the merch margins, what’s possible given or against your historical levels of merchandise margins, given the key item strategy for next year? Thanks.

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: Well, as we said earlier, the unit position are improved to support the targeted promotions. But we can refine how we flow and turn that inventory which certainly provides margin opportunity for us. However, we need to keep in mind that the product cost, we really don’t expect that to abate until the back half of the year and we believe that the promotions that we have in place will continue to deliver strong top line sales that will enable us to offset some of the structure, Jeff, just like we saw here in the third quarter.

Operator: Dana Telsey, Telsey Advisory Group.

Dana Telsey- Telsey Advisory Group- Analyst: Good morning, everyone.

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: Good morning, Dana.

Dana Telsey- Telsey Advisory Group- Analyst: Hi. Can you talk a little about IMU and how you’re thinking about IMU going forward with the mix of product costs and how you see pricing settling in. And lastly, on the accessories business which is gaining traction, where do you see that as a percentage of sales moving forward and impact on the margin? Thank you.

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: Dana, the impact of the cost of goods, Joan has been saying it consistently. Second half of the year there should be a dramatic improvement and that will affect the IMU. Instead of having headwinds, we’ll have tailwinds. And the pricing in Asia at this point is coming down very nicely. But that will not be felt until the third and strongly in the fourth quarter and obviously into a year ago next spring. On the accessory business we’re really happy with where it is and I don’t want to giving any percentages out.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Thank you. Next question, please.

Operator: Adrienne Tennant, Janney Montgomery Scott.

Adrienne Tennant- Janney Montgomery Scott- Analyst: Good morning, everyone. Nice quarter. My first question is I know you didn’t give any Thanksgiving comp or anything but should we think about it as — you’re using words like powerful unit growth and outstanding performance so I’m thinking of that in sort of that double-digit range. Then when I add the AUR price increase, I can get to sort of like a mid-teen perhaps minimum comp. So is that how we should be looking at it? And when you say momentum should continue, is that the type of momentum we should think about continuing for the fourth quarter? And then Roger really quickly, on the inventory, can you tell us what categories are more long lived and what categories are sort of more holiday specific. Thank you.

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: So on the quarter, with respect to sales, as I said momentum in November started off positive. We have targeted — we have a targeted promotion over the Thanksgiving weekend which was very strong. As we move into December, we know that there will be a valley and we expect that in terms of customer traffic. And as we then move into peak selling prior to Christmas and post Christmas, we expect unit sales to pick up. What we should keep in mind is that last year our December was down 11%. So we are comping a month that we feel we have a much stronger strategy and a better assortment to pull into the high selling period.

Operator: Jeff Klinefelter, Piper Jaffray and Company.

Jeff Klinefelter- Piper Jaffray & Co.- Analyst: Yes, thank you. Two quick things. One, what impact has Aerie and separately 77kids had on the P&L year-to-date and what do you expect it to do for the year? And then also on the denim, sounds very encouraging in the comps in that category. Just curious what the combination is of pricing and unit velocity in those denim comps.

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: So I’ll take the Aerie and 77kids. Aerie had a very nice quarter as Jim and Roger both mentioned, we had our first advertising campaign launching, the Drew bra which was very effective, drove traffic and conversion in the Aerie brand. And what was very important to us as a business is we need to consider Aerie across all of our channels because what we saw with that promotion is a lift in the web business as well, which is very good in terms of the dual customer shopping experience. So Aerie across all channels is profitable as a brand. The standalone stores in the quarter were very close to breakeven on a four wall basis and we expect those stores to be breakeven in the fourth quarter on a fully loaded basis. So Aerie has a very good story and as a backdrop, this is with a few stores that are underperforming up against some very strong performers. So very good news in Aerie.

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: And the unit performance in the eagle denim is very strong and the average unit retail interestingly, with all of the competitive pressures out there, is not dissimilar to last year.

Jeff Klinefelter- Piper Jaffray & Co.- Analyst: Okay, and the 77kids?

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: 77kids profit is, again, you need to look at that as two channels. We have the in-store. We have the standalone stores as well as the web. The bottom line impact at this stage is nominal.

Jeff Klinefelter- Piper Jaffray & Co.- Analyst: Okay.

Operator: Jennifer Black, Jennifer Black & Associates.

Jennifer Black- Jennifer Black & Associates- Analyst: Good morning. Congratulations on making progress.

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: Thank you.

Jennifer Black- Jennifer Black & Associates- Analyst: I wondered how you’re doing with your Midnight Luxe and dress categories. It looks very different online. And also, I wondered how much early spring you will bring in for the day after Christmas in both guys and girls and will it have a preppier twist? Thanks.

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: We’re really pleased with this Luxe collection. We hit the fashion right on the note. It’s a whole wall section of the stores and it’s what we’re calling our fashion approach to holiday and it is a sell-out. If you want to buy it, you better buy it within the next week. Obviously, we’re one of the stores that happens to make 10 floor sets a year and the day when the store closes the night of Christmas, we will set the front of the store with an exciting transitional set.

Jennifer Black- Jennifer Black & Associates- Analyst: Okay. Are you still there?

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: We’re here.

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: Yes.

Jennifer Black- Jennifer Black & Associates- Analyst: Roger, in light of how well you’re doing with the dresses, is that a section that you would expand?

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: For spring, absolutely.

Jennifer Black- Jennifer Black & Associates- Analyst: Okay, it looks really good. Thank you and good luck.

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: Thank you.

Operator: Randy Konik, Jeffries.

Randy Konik- Jefferies & Company- Analyst: Yes, Joan, thanks. If you look at the — I’m just looking at the historical margin trends of the Company both on a gross margin base and an operating margin basis. If we’re going to get the — we’re going to trough out this year at around 36% gross margins and your peak is around 47 or so, 48, how do we think about where the margin structure of the Company from a gross margin standpoint with this new promotional kind of posturing, when does the posturing kind of end or does it? And is there some sort of range you’re kind of targeting longer term for the gross margins? And then from an operating margin recovery perspective, are we supposed to be thinking about more of an SG&A leverage story going into next year versus a gross profit — gross margin story? How should we be thinking about potential margin recovery, thanks.

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: I think there’s two parts and Joan will take the second part, the actual statistics. We obviously understand the strategies we need to have and they’re working for us. We’re very diligent in terms of pre-planning these particular promotions and the costing that we’re going to get as we get into the second half of next year is going to be dramatically better than where we are now. As long as the competitive structure of the business allows us to own the goods at the right price and we want to compete in the marketplace because we are the dominant player and we don’t want to lose our share of market, we will continue to be aggressive as necessary. But the costs will start to work in our favor.

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: And with respect to SG&A, Randy, we will continue to drive profit improvement initiatives so that we will continue to leverage, focus on leveraging of SG&A, but at the same time as we develop our 2012 plans, we need to think about what investments are necessary to continue to drive the top line. And we’ll talk more about that once we get to the fourth quarter conference call.

Randy Konik- Jefferies & Company- Analyst: I mean, can you hear me?

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: Yes.

Randy Konik- Jefferies & Company- Analyst: So does that mean — I mean, is that kind of saying, suggesting that we could continue to see just gross margin pressure continue into next year but you’ll have an SG&A leverage opportunity? I’m just trying to get a sense of if we’re going to start to see margin recovery, where do we see it in the gross margin bucket or the SG&A bucket?

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: The gross margin recovery you would tend to see in the back half of the year is what we’ve been saying and that we would be able to leverage our rents on a low single digit next year, so that will provide us an opportunity in gross margin as well. And that will continue to drive SG&A costs in a very disciplined way and strive for leverage.

Operator: Stacy Pak, Barclays Capital.

Stacy Pak- Barclays Capital- Analyst: Hi. First a follow-up on that. Just so I’m clear, Joan, are you saying then that inventories will be in line with sales in the second half of the year as well, so that’s when you — I mean, I understand you get the cost recovery in the second half but do you also get merchandise margin from less mark downs in the second half? And the second question is should we expect SG&A sort of up low single digits in dollars, in ‘12?

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: We’ll hold on ‘12 until we get to the fourth quarter call. With respect to the inventories and how we would intend to pitch those for the back half of next year, we will strive and our goal is to position inventories and sales comparably and as we anniversary the inventory models that we have for denim that are working for our basic tees, tanks in both men’s and women’s, we will see those, the inventory difference between sales and — moderate, so that we will be closer to turning inventory as comparable to sales.

Operator: Pamela Quintiliano, Oppenheimer.

Pamela Quintiliano- Oppenheimer & Co.- Analyst: Thanks so much. Congrats on a good quarter, guys. Can you talk a little bit about who’s shopping at Eagle and if you’re getting back that core lapsed customer or new customer and if there’s any change in the demographic you’re attracting and the same thing with Aerie.

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: Based on the traffic number and based on the conversion, we’re back to what I think the brand — Jim and I were talking about that over the last few days. The power of this brand we’re seeing across every region, every district of the country and we’re really pleased and the traffic numbers and the conversion numbers over the weekend were really superlative.

Pamela Quintiliano- Oppenheimer & Co.- Analyst: And then if I could just follow up one question on the promotions. Just to be clear, did you break at all from your planned promotional cadence during the quarter or was it — I know you were planning on being aggressive and it just — it worked out with what you already had set.

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: Right on plan.

Operator: Richard Jaffe, Stifel Nicolaus.

Richard Jaffe- Stifel Nicolaus- Analyst: Thanks very much guys. Looking on to the future, you talked about international growth and 20 more stores in new markets. Will those continue to be on a franchise model or will you start building bricks and mortar?

Jim O’Donnell- American Eagle Outfitters Inc- CEO: Richard, we’re going to be on two fronts. We’ll continue on the franchise license arrangement where appropriate but we are looking at other parts of the world where we will potentially have Company-owned stores. So it will be a model that hopefully will be a little more balanced in the future but right now it’s primarily franchise/licensed initiatives.

Operator: Dorothy Lakner, Caris & Company.

Dorothy Lakner- Caris & Company- Analyst: Thanks and good morning everyone. And congrats everybody. Question for Roger. As you look at the success of Aerie as well as the women’s business at American Eagle, really coming back nicely, where are the differences in sort of outside of obviously the foundations business and the bra business, where are the differences that are allowing Aerie and American Eagle women’s business to do well at the same time? And then just secondly, on the sourcing side of things, I’m wondering after the experience that really all apparel retailers have been through over the last year with the increases in cotton and so forth, how you’re thinking about sourcing and different parts of the world? Is there any thought of transitioning to, say, more balance between east and west and how you might approach that? Thanks.

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: Okay. On the women’s business, you know us very well, Dorothy. You’ve been following us a long time. You’ve been a terrific partner. We really have the process back in place. We have the right people in place and the presentation and the marketing of the product is really in sync now. It’s the way we used to run the business and it’s really working for us and it’s working across all categories within the intimate business, the foundation business, and within the women’s sportswear business including sweaters. We really, really — and knitwear. The business for us is very good. Jim wants to make a comment or two on the sourcing.

Jim O’Donnell- American Eagle Outfitters Inc- CEO: Yes. On your question on sourcing, which is a good one, we’ve actually over the last year and-a-half, almost two years now have re-evaluated and also started to reposition our whole sourcing structure as it relates to where we are going to manufacture in the world. We still have a very dominant presence in Asia. But we are continuing to explore opportunities in the Western Hemisphere and I see that movement continuing as those countries become more competitive and they’re able to meet not only our cost expectations but as well as our quantities.

Operator: Jennifer Davis, Lazard Capital Markets.

Jennifer Davis- Lazard Capital Markets- Analyst: Hey, guys. Thanks. First, a quick clarification. Joan, I don’t know if you said this. Did you see margin improvement at Aerie in the third quarter? And then on inventories, I think you guys said inventory units are up 10% so I assume dollar — for accessories, units are up 10% so I assume dollars are also so that would put inventory dollars in apparel up about 30% and I guess units up about 10%, so how much of that is denim, since denim is less important in the fourth quarter versus the third quarter. And then I’m just trying to understand — you guys did a great job promoting and driving traffic, so congrats on that. But there’s still a delta between inventory and sales. I’m just trying to get a little more color on that.

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: Joan will take most of the questions, but the — if you take a look at the third quarter in total, the inventory units were up 20% and our sales were up 12% in terms of units. That’s a pretty good relationship when we’re very heavy bottoms oriented business. If you look at our turnover, in a vertical retailer in relationship to anyone else who’s in this business, who’s dominant in the bottoms business like we are, I think you’d find the turns pretty damn good.

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: With respect to Aerie, Aerie improved in the quarter, third quarter, and we expect continued improvement in the fourth quarter, Jennifer. With respect to Q4 inventories, the composition of the average inventory is really consistent with the third quarter, denim continues to be an important category for us in the fourth quarter and the content that we’re comfortable with is the fact that these core basics and fashion basics make up 50% to 60% of our inventory composition. So we feel very good that we’re positioned well, we can support the sales plan and importantly, respond to what the customer wants.

Operator: John Morris, Bank of Montreal.

John Morris- Bank of Montreal- Analyst: Thanks, good morning. My congratulations as well on the progress.

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: Thank you.

John Morris- Bank of Montreal- Analyst: A quick update on potential store closings planned for next year, is that pretty much the same? And then you talked a little bit about your continued investment in advertising, maybe Roger if you can talk a little bit more about the approach to that, the strategy, what are the forms and what’s the plan for that continuing into 2012? And then finally, Joan, do you want to just — you’ve obviously given us some guidance to how to think about inventory for Q4 in terms of the average levels expected. Do you want to just give us a heads up on what we would expect for that quarter end data point, especially considering some of the shifts in things like Chinese New Year, et cetera? Thanks.

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: We’re on track with our closing plan, John, so there’s really no change to what we’ve previously guided to. We said 75 to 100 stores as we began that closing last year. Then with respect to the ending inventories, you know, we don’t really give quarter end guidance due to the timing of in transits and so forth. However, we do expect to see the inventory levels to moderate and come down both on a unit basis, less so on a cost basis, because of the continued product cost increase until we get to the back half of the year.

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: And from a marketing aspect of the business, the number one marketing effort we do is the visuality and presentation in our stores and I’m sure you’ve all seen stores for holiday and I think that on a competitive basis we really look like holiday. It’s festive. It’s fun. It’s got a lot of energy and it’s got a lot of color and our store presentation is pretty strong. From a marketing perspective, to the outside world in terms of true marketing, we are working on some campaigns that we have not done before but I certainly don’t want to talk about that at this point in time.

Operator: Anna Andreeva, Friedman, Billings and Ramsey.

Anna Andreeva- FBR Capital Markets- Analyst: Thanks so much. Good morning, guys.

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: Good morning.

Anna Andreeva- FBR Capital Markets- Analyst: You bought back some stock during the quarter. I think this is the first time this year. Obviously you guys have a pretty sizable authorization remaining. Maybe talk about how the Board views share buybacks going forward. And a follow-up just on the costing, you said costing obviously will be a tailwind in the back half of 2012. Did you quantify how much you expect costing to be up in the first half?

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: We did not quantify that but what we know is that the product cost increases in the back half of this year have been in the low to mid teens and we really don’t see that abating until the back half of next year, as we’ve said. As we think about share repurchase and our capital strategy, first and foremost we invest in our business and in our growth plans. We are very keen on returning cash to shareholders and have done so over the past four to five years with over $1 billion of cash returned to our shareholders through share repurchase and then $400 million to $500 million in dividends. So we’ll continue to evaluate that. As you mentioned, our authorization extends through January 2013 and we will continue to evaluate that with the Board.

Operator: Robin Murchison, SunTrust.

Robin Murchison- SunTrust Robinson Humphrey- Analyst: Hi, thanks very much. Roger, wanted to get you to just talk a little more specifically about sweaters. I think that is a key opportunity for you this holiday season, vis-a-vis last year especially, just in terms of unit levels, content and price points. Thank you.

Roger Markfield- American Eagle Outfitters Inc- Vice Chairman of the Board, Executive Creative Director: Well, we like our sweater assortment. It’s doing nicely for us and we think that we really have a terrific design group put together and I look forward to sweaters even growing that much more as we move into 2012.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Louis, we’ll have time for one more question.

Operator: Roxanne Meyer, UBS.

Roxanne Meyer- UBS- Analyst: Great. I’m happy to have made the last question. I’m just wondering what’s been driving the AUR increase that you’re seeing so far in the quarter and do you expect that trend to continue as you ramp up accessories and then just a follow-up on inventory. Just wondering if you could just share the carryover levels of clearance from the third quarter into the fourth quarter. Not necessarily clearance, but older inventory.

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: Our inventory is very fresh, Roxanne and the percentage of clearance remains a little bit less than 10% which is consistent with how we’ve run the business in the past couple of years. The AUR is really driven by the mix of denim in our business as well as a good response to the sweaters and the tops in the business. So overall, for the month of November, we saw this positive response, which is really what’s driving across the board reception to our assortment.

Roxanne Meyer- UBS- Analyst: Terrific. Best of luck.

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: Thank you.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Thank you. That concludes our call today. We will announce holiday sales on Thursday, January 5, and our fourth quarter announcement is currently scheduled for Wednesday, March 7, 2012. Thanks for your participation today and have a great day.